Exhibit 4.9

EXECUTION COPY

SINOVAC BIOTECH LTD.

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is dated as of January 22, 2008, among Sinovac Biotech Ltd., a corporation organized under the laws of Antigua (the “Company”), and Sansar Capital Management, L.L.C., a Delaware limited liability company (the “Purchaser”).

WHEREAS, the Company’s Common Shares (as defined below) are listed on the American Stock Exchange (ticker symbol: SVA) as of the date hereof.

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act (as defined below), and Rule 506 promulgated thereunder, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company 2,500,000 Common Shares (the “Purchased Shares”) at an aggregate purchase price of US$9,750,000 (the “Subscription Amount”).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144.

“Agreement” shall have the meaning ascribed to such term in the Preamble.

“Authorization” shall have the meaning ascribed to such term in Section 3.1(e).

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” means each closing of the purchase and sale of the Purchased Shares pursuant to Section 2.1.

“Closing Date” means the date of the Closing.

“Commission” means the Securities and Exchange Commission.

“Common Shares” means the common shares of the Company, $0.001 par value per share.

“Common Shares Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Shares, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that are at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Shares.

“Company” shall have the meaning ascribed to such term in the Preamble.

“Company Counsel” means Latham Watkins LLP, counsel to the Company.

“Disclosure Materials” shall have the meaning ascribed to such term in Section 3.1(h).

“Disclosure Schedules” means the Disclosure Schedules attached hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Governmental Entity” shall have the meaning ascribed to such term in Section 3.1(e).

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(p).

“Law” shall have the meaning ascribed to such term in Section 3.1(e).

“Liens” shall have the meaning ascribed to such term in Section 3.1(a).

“Material Adverse Effect” shall have the meaning ascribed to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(n).

“Money Laundering Laws” shall have the meaning ascribed to such term in Section 3.1(ii).

“OFAC” shall have the meaning ascribed to such term in Section 3.1(hh).

“Order” shall have the meaning ascribed to such term in Section 3.1(d).

“Per Share Purchase Price” equals $3.90, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Shares that occur after the date of this Agreement.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“PRC” means the People’s Republic of China, not including Taiwan, Hong Kong and Macau.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit, proceeding (including, without limitation, a partial proceeding, such as a deposition), (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private), whether pending or threatened, commenced, brought, conducted or heard by or before, or otherwise involving, any Person, including any Governmental Authority.

“Purchased Shares” shall have the meaning ascribed to such term in the Recitals.

“Purchaser” shall have the meaning ascribed to such term in the Preamble.

“Regulation D” shall have the meaning ascribed to such term in Section 3.1(ee).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Securities Act” means the Securities Act of 1933, as amended.

“Subscription Amount” shall have the meaning ascribed to such term in the Recitals.

“Subsidiary” means any “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X promulgated by the Commission under the Exchange Act.

“Trading Day” means (i) a day on which the Common Shares are traded on a Trading Market, or (ii) if the Common Shares are not listed on a Trading Market, a day on which the Common Shares are traded on the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Shares are not quoted on the OTC Bulletin Board, a day on which the Common Shares are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, that in the event that the Common Shares are not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means the following markets or exchanges on which the Common Shares are listed or quoted for trading on the date in question: the American Stock Exchange, the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board.

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

ARTICLE II.

PURCHASE AND SALE

2.1 Closing.

(a) Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase and the Company shall issue and sell to the Purchaser the Purchased Shares at the Per Share Purchase Price in the amount equal to the Subscription Amount. The closing shall occur at 10 a.m. New York time, on or prior to January 31, 2008 (unless otherwise extended in accordance with this Section 2.1(a)), the Closing shall occur remotely by the exchange of signatures, certificates and funds by mail or electronic transmission, or at such other time and place as the Company and Purchaser shall mutually agree.

2.2 Closing Deliveries. At the Closing the Company shall deliver or cause to be delivered to the Purchaser the following:

(i) a certificate evidencing the Purchased Shares issued to and registered in the name of the Purchaser;

(ii) the legal opinion(s) of Company Counsel, executed by such counsel and delivered to the Purchaser, substantially in the form set forth in Exhibit A-1;

(iii) the legal opinion of the Company’s legal counsel in Antigua, executed by such counsel and delivered to the Purchaser, substantially in the form set forth in Exhibit A-2;

(iv) a certificate executed by the Company’s secretary or assistant secretary, attaching its Company charter and by-laws, each as amended through the Closing Date, any minutes of its board of directors and its stockholders related to the execution of the Transaction Documents and the consummation of the transactions contemplated thereby, and proof of the signatures of all officers of the Company executing such agreements, substantially in the form attached hereto as Exhibit A-3.

(b) At the Closing the Purchaser shall deliver or cause to be delivered to the Company the following:

(i) the Purchaser’s Subscription Amount by wire transfer in immediately available funds to the account designated in writing by the Company;

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as set forth in the SEC Reports or under the corresponding section of the Disclosure Schedules delivered concurrently herewith, the Company hereby makes the following representations and warranties to the Purchaser:

(a) Subsidiaries. The Company owns, directly or indirectly, all of the capital stock of each Subsidiary free and clear of any lien, charge, security interest, encumbrance, right of first refusal or other restriction (collectively, “Liens”), and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

(b) Organization and Qualification. Each of the Company and each Subsidiary is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as described in the Disclosure Materials (as defined below). Each Subsidiary is a direct or indirect wholly owned (and in the case of Sinovac Biotech Co, Ltd., a majority-owned) Subsidiary of the Company. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified or licensed to conduct its respective business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business or financial condition of the Company and the Subsidiaries, taken as a whole, or (iii) adversely impair the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”).

(c) Authorization; Enforcement. The Company has the requisite corporate power and authority to execute and deliver each of the Transaction Documents and to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company or its stockholders in connection therewith. Each Transaction Document including this Agreement has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except where enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights or by the effect of general equitable principles.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents; (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected; (iii) to the Company’s knowledge, conflict with, or result in or constitute any violation of, any award, decision, judgment, decree, injunction, writ, order, subpoena, ruling, verdict or arbitration award entered, issued, made or rendered by any federal, state, local or foreign government or any other Governmental Entity (each an “Order”), or any Law, applicable to the Company or any of its Subsidiaries, or to any of their respective properties or assets, or to any shares; (iv) result in the creation or imposition of (or the obligation to create or impose) any Lien on any of the properties or assets of the Company or any of its subsidiaries, or on any of the Purchased Shares; or (v) conflict with, or result in or constitute any violation of, or result in the termination, suspension or revocation of, any Authorization applicable to the Company or any of its subsidiaries, or to any of their respective properties or assets, or to any of the Purchased Shares, or result in any other impairment of the rights of the holder of any such Authorization; except in the case of each of clauses (ii), (iii), (iv) and (v), such as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. Assuming the accuracy of the representations of the Purchaser set forth in Section 3.2 hereof, no registration (including any registration under the Securities Act) or filing with, or any notification to, or any approval, permission, consent, ratification, waiver, authorization, order, finding of suitability, permit, license, franchise, exemption, certification or similar instrument or document (each, an “Authorization”) of or from, any U.S. or PRC court, arbitral tribunal, arbitrator, administrative or regulatory agency or commission or other governmental or regulatory authority, agency or governing body, domestic or foreign, including without limitation any Trading Market (each, a “Governmental Entity”), or any other person, or under any statute, law, ordinance, rule, regulation or agency requirement of any Governmental Entity, (each, a “Law”), on the part of the Company or any of its subsidiaries is required in connection with the execution or delivery by the Company of the Transaction Documents or the performance by the Company of its obligations under each of the Transaction Documents except (i) as would not have a Material Adverse Effect on the Company or its performance of its obligations under the Transaction Documents, (ii) Form D and blue sky filings, (iii) the filings contemplated by the Transaction Documents and (iv) the submission of a listing application for the Purchased Shares with the American Stock Exchange.

(f) Issuance of the Purchased Shares. The Purchased Shares have been duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all

Liens, except for such restrictions on transfer or ownership imposed by applicable federal or state securities laws or set forth in this Agreement. The Company has reserved from its duly authorized capital stock the maximum number of Common Shares issuable pursuant to this Agreement.

(g) Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 150,000,000 shares, 100,000,000 shares of which are Common Shares, $0.001 par value per share and 50,000,000 shares of which are preferred shares, $0.001 par value per share. As of the date hereof and immediately prior to the transactions contemplated hereby, the number of shares and type of all issued and outstanding capital stock of the Company, and all Common Shares reserved for issuance under the Company’s various option and incentive plans, is specified in Schedule 3.1(g) of the Disclosure Schedules, and there are no shares of preferred stock issued and outstanding. Other than as contemplated in this Agreement, the Company has not issued any capital stock since January 1, 2007 other than pursuant to the exercise of (i) stock options or restricted grants held by employees, officers, directors, or consultants, whether or not pursuant to the Company’s equity incentive plans or stock option plans, (ii) the issuance of Common Shares to employees pursuant to the Company’s equity incentive plans, stock option plans, stock option agreements, restricted stock agreements, stock ownership plans or dividend reinvestment plans, and (iii) pursuant to the conversion or exercise of outstanding Common Share Equivalents. Except as set forth in the Disclosure Materials, no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as disclosed in Section 3.1(g) of the Disclosure Schedule, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any Common Shares, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional Common Shares, or securities or rights convertible or exchangeable into Common Shares. The issue and sale of the Purchased Shares will not obligate the Company to issue Common Shares or other securities to any Person (other than the Purchased Shares) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

(h) SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto (together with any materials filed by the Company under the Exchange Act, whether or not required), being collectively referred to herein as the “SEC Reports” and, together with the Disclosure Schedules to this Agreement, the “Disclosure Materials”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. The Company has informed the Purchaser prior to the date hereof of any filing by the Company of any SEC Reports within the 10 days preceding the date hereof. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All material agreements to which the Company and its Subsidiaries are a party or to which any of their respective property or assets are subject that are required to be filed as Exhibits to the SEC Reports on Form 20-F are included as a part of, or specifically identified in, the SEC Reports.

(i) Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in the Disclosure Materials, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities that would not be required to be reflected in the Company’s financial statements pursuant to GAAP or that would not be required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company equity incentive plans, stock option plans, stock option agreements, restricted stock agreements, stock ownership plans or dividend reinvestment plans. The Company does not have pending before the Commission any request for confidential treatment of information.

(j) Litigation. Except as disclosed in the Disclosure Materials, there are no actions, suits, inquiries, notices of violation, proceedings or investigations pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Purchased Shares or (ii) would have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k) Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect.

(l) Taxes. Each of the Company and its Subsidiaries has filed all necessary material federal, state and foreign income and franchise tax returns and has paid or accrued all material taxes shown as due thereon, and neither the Company nor any of its Subsidiaries has knowledge of a tax deficiency which has been or might be asserted or threatened against it which could reasonably be expected to result in a Material Adverse Effect.

(m) Compliance. Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, could result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) to the Company’s knowledge, is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, kickbacks and false claims in healthcare programs, occupational health and safety, product quality and safety and employment, labor matters, except in each case as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. The Company is in compliance with the applicable requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder promulgated by the Commission, except where such noncompliance would not have or reasonably be expected to result in a Material Adverse Effect.

(n) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits would not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(o) Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to their respective businesses and good and marketable title in all personal property owned by them that is material to their respective businesses, in each case free and clear of all Liens, except for (i) Liens described on

Schedule 3.1(o) of the Disclosure Schedules, (ii) Liens as do not materially affect the value of such property, do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries, (iii) Liens for taxes not yet due and payable and (iv) Liens which would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect. To the Company’s knowledge, any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in compliance except, in each case, as would not reasonably be expected to result in a Material Adverse Effect.

(p) Patents and Trademarks. The Company and the Subsidiaries own (and are the record owner of) or possess adequate licenses to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses, confidential information, technology and other similar rights (and all goodwill associated therewith) that are necessary or that are used in connection with their respective businesses as described in the SEC Reports and which the failure to so own or have would, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Except as set forth in the Disclosure Materials, neither the Company nor any Subsidiary has received a written notice that any of the Intellectual Property Rights violates or infringes upon or conflicts with the rights of any Person. Except as set forth in the Disclosure Materials, or as would not reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.

(q) PRC FDA Compliance. The Company and each of its Subsidiaries, and the manufacture, marketing and sales of their products, comply with any and all applicable requirements of the applicable PRC food and drug administration Laws to which the Company or any of its Subsidiaries is subject, except where such noncompliance would not, individually or in the aggregate, have a Material Adverse Effect.

(r) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged in their locality. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(s) Price of Common Shares. The Company has not taken, and will not take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the Common Shares to facilitate the sale or resale of the Purchased Shares.

(t) Transactions With Affiliates and Employees. Except as set forth in the Disclosure Materials, none of the officers or directors of the Company and its Subsidiaries and, to the knowledge of the Company, none of the employees of the Company or its Subsidiaries is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors) which would be required to be disclosed by the Company pursuant to Item 404 under Regulation S-K under the Exchange Act, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000 other than (a) for payment of salary or consulting fees for services rendered, (b) reimbursement for expenses incurred on behalf of the Company or its Subsidiaries and (c) for other employee benefits, including stock option agreements, whether or not issued, under any stock option plan of the Company.

(u) Internal Accounting Controls. Except as set forth in the Disclosure Materials, the Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in the Disclosure Materials, the Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 20-F is being prepared. To the Company’s knowledge, there are no material weaknesses in the Company’s internal control over financial reporting in its most recently filed Form 20-F. Since the filing of the Company’s most recent Form 20-F, there have been no significant changes in the Company’s internal control over financial reporting (as such term is defined in Item 308(c) of Regulations S-K under the Exchange Act) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal control over financial reporting.

(v) Solvency. Based on the financial condition of the Company as of the date hereof, (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company (A) as of the date hereof and (B) as of the Closing Date (in which case together with the proceeds the Company would receive, assuming that the Closing shall have occurred), were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(w) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

(x) Certain Registration Matters. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2(b)-(e), no registration under the Securities Act is required for the offer and sale of the Purchased Shares by the Company to the Purchaser under the Transaction Documents.

(y) Registration Rights. Except as set forth in the Disclosure Materials, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(z) Listing and Maintenance Requirements. Except as specified in the Disclosure Materials, the Company has not, in the twenty-four months preceding the date hereof, received notice from any Trading Market on which the Common Shares are or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Company is in compliance with the listing and maintenance requirements for continued listing of the Common Shares on the American Stock Exchange.

(aa) Investment Company. The Company is not, and after giving effect to the sale of the Purchased Shares and the application of the net proceeds therefrom, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(bb) Off-Balance Sheet Arrangements. There is no transaction, arrangement or other relationship between the Company and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably expected to result in a Material Adverse Effect. There are no such transactions, arrangements or other relationships with the Company that may create contingencies or liabilities that are not otherwise disclosed by the Company in its Exchange filings.

(cc) Application of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation or any agreement to which the Company is a party that is or could become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation the Company’s issuance of the Purchased Shares and the Purchaser’ ownership of the Purchased Shares.

(dd) Disclosure. The Company has publicly disclosed all material information previously made available to Purchaser and required to be made publicly available under the applicable US securities Laws. The Company understands and confirms that the Purchaser will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All disclosure provided to the Purchaser regarding the Company, its business and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, furnished by or on behalf of the Company are complete, true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(ee) Regulation D. Except as set forth on Schedule 3.1(ee) of the Disclosure Schedules, none of the Company or any affiliate (as defined in Rule 501(b) of Regulation D (“Regulation D”) under the Securities Act) of the Company has directly, or through any agent, (a) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any security (as defined in the Securities Act) which is or will be integrated with the sale of the Purchased Shares in a manner that would require the registration of the Purchased Shares under the Securities Act or cause this offering to be integrated with other offerings of the Company for purposes of the rules and regulations of the American Stock Exchange or; (b) engaged in or used any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the sale of the Purchased Shares, including articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(ff) Foreign Private Issuer Status. The Company is a “foreign private issuer” within the meaning of Rule 3b-4(c) of the Exchange Act and neither the Company nor any Subsidiary is or intends to become a “passive foreign investment company” within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended.

(gg) Foreign Corrupt Practices Act. Neither the Company nor any Subsidiary, nor to the knowledge of the Company, any agent or other person acting on behalf of any of the Company or any Subsidiary, has, directly or indirectly, (i) used any funds, or will use any proceeds from the sale of the Purchased Shares, for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any Person acting on their behalf of which the Company is aware) which is in violation of law, or (iv) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

(hh) OFAC. Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Purchased Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(ii) Money Laundering Laws. The operations of each of the Company and any Subsidiary are and have been conducted at all times in compliance with the money laundering statutes of the United States and the PRC, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company and/or any Subsidiary with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(jj) No Integrated Offering. None of the Company, any of its Affiliates, and any Person acting on its behalf has, directly or indirectly, made any offers or sales of any security of the Company or solicited any offers to buy any security of the Company, which activities would require registration of any of the Purchased Shares under the Securities Act or cause this offering of the Purchased Shares to be integrated with prior offerings by the Company for purposes of the Securities Act or any stockholder approval provisions of any applicable law or regulation that is applicable to the Company, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. None of the Company, its Affiliates and any Person acting on its behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Purchased Shares under the Securities Act or cause the offering of the Purchased Shares to be integrated with other offerings.

3.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows:

(a) Organization; Authority. The Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite limited liability company power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery and performance by the Purchaser of the transactions contemplated by this Agreement has been duly authorized by all necessary limited liability company action on the part of the Purchaser. This Agreement has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms.

(b) Investment Intent. The Purchaser is acquiring the Purchased Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Purchased Shares or any part thereof, without prejudice, however, to the Purchaser’s right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Purchased Shares pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and otherwise in compliance with applicable federal and state securities Laws. Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by the Purchaser to hold the Purchased Shares for any period of time. The Purchaser is acquiring the Purchased Shares hereunder in the ordinary course of its business. The Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Purchased Shares.

(c) Purchaser Status. At the time the Purchaser was offered the Purchased Shares, it was, and at the date hereof it is an “accredited investor” as defined in Rule 501(a) under the Securities Act. The Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(d) Experience of the Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Shares, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Purchased Shares and, at the present time, is able to afford a complete loss of such investment. The Purchaser has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Purchased Shares.

(e) General Solicitation. The Purchaser is not purchasing the Purchased Shares as a result of any advertisement, article, notice or other communication regarding the Purchased Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement. At no time was the Purchaser presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television, or to the Purchaser’s knowledge, any other form of general advertising or solicitation in connection with the offer, sale and purchase of the Purchased Shares.

(f) Access to Information. The Purchaser acknowledges that it has reviewed the Disclosure Materials and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Purchased Shares and the merits and risks of investing in the Purchased Shares; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and

(iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of the Purchaser or its representatives or counsel shall modify, amend or affect the Purchaser’s right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company’s representations and warranties contained in this Agreement.

(g) Certain Fees. Except for any fees that will be payable by the Company under Section 3.1(w), the Purchaser has not entered into any agreement or arrangement that would entitle any broker or finder to compensation by the Company in connection with the sale of the Company of the Purchased Shares to the Purchaser.

(h) No Tax, Legal or Investment Advice. The Purchaser understands that nothing in the Transaction Documents or any other materials presented to the Purchaser in connection with the purchase and sale of the Purchased Shares constitutes tax, legal, or investment advice. The Purchaser has consulted such tax, legal, and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Purchased Shares.

(i) Compliance with Securities Laws. The Purchaser represents and warrants that, in connection with its purchase of the Purchased Shares, it has complied with all applicable provisions of the Securities Act, including the rules and regulations promulgated by the SEC thereunder, and applicable state securities Laws.

(j) Reliance. The Purchaser understands and acknowledges that (i) the Purchased Shares are being offered and sold to it without registration under the Securities Act in a private placement that is exempt from the registration requirements of the Securities Act and (ii) the availability of such exemption, depends in part on, and the Company will rely upon the accuracy and truthfulness of, the foregoing representations and warranties and the Purchaser hereby consents to such reliance.

The Company acknowledges and agrees that the Purchaser does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1 Registration Required. The Purchaser hereby covenants with the Company not to, directly or indirectly, offer, sell, pledge, transfer, or otherwise dispose of (or solicit offers to buy, purchase or otherwise acquire or take pledge of) any of the Purchased Shares without complying with the provisions hereof, the Securities Act and the applicable rules and regulations of the Commission thereunder, including without limitation, the prospectus delivery requirement under the Securities Act to be satisfied (unless the Purchaser is selling such Purchased Shares in a transaction not subject to the prospectus delivery requirement), and the Purchaser acknowledges that the certificates evidencing the Purchased Shares will be imprinted with a legend that prohibits their transfer except in accordance therewith. Notwithstanding anything to the contrary in this Agreement, this Agreement shall in no event be deemed to affect, or impose any additional requirements or restrictions on, transfer or ownership by the Purchaser of any Common Shares that are not the Purchased Shares and that are held or may be held by the Purchaser from time to time.

4.2 Transfer Restrictions.

(a) The Purchased Shares may only be disposed of in compliance with state and federal securities Laws, including pursuant to an exemption therefrom. In connection with any transfer of the Purchased Shares other than pursuant to an effective registration statement, pursuant to paragraph (k) of Rule 144, to the Company, to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Purchased Shares under the Securities Act.

(b) The Purchaser agree to the imprinting, so long as is required by this Section 4.1(b), of a legend on any of the Purchased Shares in the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. SUBJECT TO COMPLIANCE WITH APPLICABLE SECURITIES LAWS, THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT.

The Company acknowledges and agrees that, subject to compliance with applicable securities Laws, a Purchaser may from time to time pledge and/or grant a security interest pursuant to a bona fide margin agreement in a bona fide margin account and, if required under the terms of such arrangement, agreement or account, the Purchaser may transfer pledged or secured Purchased Shares to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. However, at the discretion of the Company, such legal opinion may be required in connection with a subsequent transfer following default by the Purchaser transferee of the pledge. No notice shall be required of such pledge. At the Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Purchased Shares may reasonably request in connection with a pledge or transfer of the Purchased Shares.

(c) Certificates evidencing the Purchased Shares shall not contain any legend (including the legend set forth in Section 4.1(b)), (i) following any sale of such Purchased Shares pursuant to Rule 144 or an effective registration statement, or (ii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the Commission). In the case of clause (i) of this Section 4.1(c), the Company shall, if requested by its transfer agent, direct the Company’s counsel to issue a legal opinion to such transfer agent to effect the removal of the legend hereunder and, if required by the Company’s transfer agent, such legal opinion need not be issued until the Company’s transfer agent has first received a copy of the Purchaser’s broker representation letter relating to the Purchaser’s Purchased Shares. The Company agrees that at such time as such legend is no longer required under this Section 4.1(c), it will, no later than four Trading Days following the delivery by a Purchaser to the Company or the Company’s transfer agent of a certificate representing Purchased Shares with a restrictive legend, direct the transfer agent to deliver to the Purchaser a certificate representing such Purchased Shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section.

(d) The Purchaser agrees that the removal of the restrictive legend from certificates representing Purchased Shares as set forth in this Section 4.1 is predicated upon (i) the Company’s reliance that the Purchaser will sell any Purchased Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, an exemption therefrom, or termination of such restrictions and/or (ii) that in the context of a sale under Rule 144, if requested by the Company’s transfer agent, the Purchaser shall have delivered to the transfer agent a broker representation letter relating to the Purchaser’s Purchased Shares.

4.3 Furnishing of Information. As long as any Purchaser owns any Purchased Shares, and until the Purchased Shares can be resold by non-Affiliate of the Company under Rule 144 without restrictions under Rule 144, the Company covenants to (i) timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act, (ii) deliver to such Purchaser a written certification of a duly authorized officer as to whether it has complied with the preceding sentence unless such statement has been included in the Company’s most recent report filed pursuant to Section 13 or Section 15(d) of the Exchange Act, and (iii) if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Purchaser and make publicly available in accordance with Rule 144(c) such information as is required for the Purchaser to sell the Purchased Shares under Rule 144.

4.4 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Purchased Shares in a manner that would require the registration under the Securities Act of the sale of the Purchased Shares to the Purchaser or that would be integrated with the offer or sale of the Purchased Shares for purposes of the rules and regulations of any Trading Market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

4.5 Shares Laws Disclosure; Publicity. The Company shall, by 8:30 a.m. Eastern time on the Business Day following the date of this Agreement, issue a press release and file a Current Report on Form 6-K, in each case reasonably acceptable to Purchaser, disclosing the transactions contemplated hereby and make such other filings and notices in the manner and time required by the Commission. The Company and any of its Subsidiaries shall consult with Purchaser in issuing any press releases with respect to the transactions contemplated hereby, and the Company or any of its Subsidiaries shall not issue any such press release or otherwise make any such public statement without the prior consent of Purchaser, which consent shall not unreasonably be withheld, except if such disclosure is required by Law, in which case the Company shall promptly provide Purchaser with prior notice of such public statement or communication.

4.6 Stockholders Rights Plan. No claim will be made or enforced by the Company or any other Person that any Purchaser is an “Acquiring Person” under any stockholders rights plan or similar plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Purchased Shares under the Transaction Documents or under any other agreement between the Company and the Purchaser.

4.7 Non-Public Information. The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto the Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that the Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

4.8 Use of Proceeds. The Company shall (i) first use the net proceeds from the sale of the Purchased Shares hereunder to buy any or all of the minority equity interests of Sinovac Biotech Co., Ltd. or Beijing Kexing, held by third parties when any such equity interest is available for sale at reasonable price judged by the management of the Company, and (ii) in the event that transactions described in clause (i) cannot be completed as judged by the management of the Company, then for general corporate purposes, including working capital, for the expansion of current business and for potential acquisitions but not for the satisfaction of any portion of the Company’s debt (other than payment of trade payables and accrued expenses in the ordinary course of the Company’s business and consistent with prior practices) or to redeem any Common Shares or Common Share Equivalents.

4.9 Reimbursement. If the Purchaser becomes involved in any capacity in any Proceeding by or against any Person who is a stockholder of the Company (except as a result of sales, pledges, margin sales and similar transactions by the Purchaser to or with any current stockholder), solely as a result of the Purchaser’s acquisition of the Purchased Shares under this Agreement, the Company will reimburse the Purchaser for its reasonable legal and other expenses (including the cost of any investigation preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred; provided, that the Company shall only be required to reimburse the Purchaser pursuant to this Section 4.9 with respect to a Proceeding in which (i) the Proceeding primarily results from the Company’s breach of the terms of this Agreement and (ii) the Proceeding does not primarily result from any action in violation of the terms of this Agreement or other wrongful acts by the Purchaser requesting reimbursement. The reimbursement obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Affiliates of the Purchaser who are actually named in such action, proceeding or investigation, and partners, directors, agents, employees and controlling persons (if any), as the case may be, of the Purchaser and any such Affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Purchaser and any such Affiliate and any such Person. The Company also agrees that neither the Purchaser nor any such Affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Company or any Person asserting claims on behalf of or in right of the Company solely as a result of acquiring the Purchased Shares under this Agreement.

4.10 Listing of Common Shares. The Company hereby agrees to use commercially reasonable efforts to maintain the listing of the Common Shares on the Trading Market, and as soon as reasonably practicable after the date hereof (but not later than the 180th day following the Closing Date) to list all of the Purchased Shares on the Trading Market. The Company further agrees, if the Company applies to have the Common Shares traded on any other Trading Market, it will include in such application all of the Purchased Shares, and will take such other action as is necessary or desirable in the opinion of the Purchaser to cause the Purchased Shares to be listed on such other Trading Market as promptly as possible. The Company will use commercially reasonable efforts to comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.

4.11 Foreign Private Issuer Status. For a minimum period of two years following the Closing Date, the Company shall maintain its “foreign private issuer” status under Rule 3b-4(c) of the Exchange Act.

4.12 Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Purchased Shares to be sold to the Purchaser under this Agreement shall be, or shall have been, fully paid or provided for by the Company, and all Laws imposing such taxes will be or will have been complied with.

ARTICLE V.

MISCELLANEOUS

5.1 Fees and Expenses. Except as otherwise set forth in this Agreement, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement; provided, that the Company will pay the fees and expenses of counsel to Purchaser in an amount not to exceed $25,000. The Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Purchased Shares.

5.2 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 6:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (c) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.4 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

5.5 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents. Each party hereto further agrees that the English version of this Agreement and any other Transaction Document shall govern in the event of any discrepancy between the English version of this Agreement or any such Transaction Document, on the one hand, and the Chinese translation thereof, on the other hand.

5.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser. The Purchaser may assign any or all of its rights under this Agreement, provided such transferee agrees in writing to be bound, with respect to the transferred Shares, by the provisions hereof that apply to the “Purchaser”.

5.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.9 and as otherwise necessary for Purchaser to enforce its rights hereunder.

5.8 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, stockholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, New York. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law. Each party hereto (including its affiliates, agents, officers, directors and employees) hereby irrevocably waives, to the fullest extent permitted by applicable Law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.9 Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Purchased Shares the second anniversary of the Closing Date, and, in the case of all other agreements and covenants contained herein, in accordance with their respective terms.

5.10 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

5.11 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

5.12 Replacement of Shares. If any certificate or instrument evidencing any Purchased Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Purchased Shares.

5.13 Remedies. In addition to being entitled to exercise all rights provided herein or granted by Law, including recovery of damages, the Purchaser and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.14 Payment Set Aside. To the extent that the Company makes a payment or payments to the Purchaser pursuant to any Transaction Document or the Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any Law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

ARTICLE VI.

CONDITIONS

6.1 Conditions to the Closing of the Purchaser. The Purchaser’s obligation to purchase the Purchased Shares being issued at the Closing is subject to the satisfaction, or waiver by the Purchaser, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (except for those qualified as to materiality or a Material Adverse Effect, which shall be true and correct) as of the date of this Agreement and as of the Closing Date (except to the extent that such representation or warranty speaks of an earlier date, in which case such representation or warranty shall be true and correct in all material respects (or if qualified as to materiality or a Material Adverse Effect, true and correct) as of such date) as though made on and as of the Closing Date.

(b) Performance of Obligations of Company. The Company shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement (including the deliveries required under Section 2.2) on or prior to the Closing Date.

(c) No Injunction. No Order has been enacted, entered, promulgated or endorsed by any court or Governmental Authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(d) No Adverse Changes. Since the date of execution of this Agreement, no event or series of events shall have occurred that resulted or would reasonably be expected to result in a Material Adverse Effect.

(e) No Suspension of Trading. As of the Closing Date, trading in the Common Shares shall not have been suspended by the Commission, and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg Financial Markets shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State Governmental Authorities.

(f) Certificate. The Purchaser shall have received a certificate, dated the Closing Date, of the Company executed by the Company’s director or officer duly authorized to execute the Transaction Documents, certifying as to the matters set forth in Section 6.1 and delivered to the Purchaser, substantially in the form attached hereto as Exhibit A-4.

6.2 Conditions to the Closing of the Company. The Company’s obligation to issue and sell the portion of the Purchased Shares being issued at the Closing is subject to the satisfaction, or waiver by the Company, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent that such representation or warranty speaks of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such date) as though made on and as of the Closing Date.

(b) Performance of Obligations of the Purchaser. The Purchaser shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement on or prior to the Closing Date.

(c) Regulatory Approvals. The Company and the Purchaser shall have received all requisite approvals (including all required findings of suitability).

(d) Officers’ Certificate. The Company shall have received a certificate, dated the Closing Date, of the Purchaser executed by the Purchaser’s officer or officers certifying to the effect that the conditions specified in this Section 6.2(a) and 6.2(b) have been satisfied and delivered to the Purchaser, substantially in the form attached hereto as Exhibit A-5.

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SINOVAC BIOTECH LTD.		Address for Notice:

No. 39 Shangdi Xi Road
Haidian District
By:	/s/ Weldong Yin	Beijing 100085
Name:	Weldong Yin	People’s Republic of China
Title:	Chief Executive Officer and Director	Attn: Mr. Weidong Yin
Email: vinwd@sinovac.com Tel: +86-10-8289-0088 Fax: +86-10-62966910

With copy to (which shall not constitute notice):

Latham & Watkins LLP

41/F One Exchange Square,

8 Connaught Place, Central

Hong Kong

Attn: David Zhang, Esq.

Email: david.zhang@lw.com

Tel: +852-2912-2503

Fax: +852-2522-7006

	SANSAR CAPITAL MANAGEMENT, L.L.C.	Address for Notice:

By:	/s/ Vincent Guacci	Sansar Capital Management, L.L.C.
Name:	Vincent Guacci	135 East 57th Street, 23rd Floor
Title:	COO & CFO	New York, NY 10022
Attn: Vincent Guacci E-mail: vincent@sansarcapital.com Tel: +1-212-399-8982 Fax: +1-917-849-5120

With copy to (which shall not constitute notice):

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Attn: Christopher J. Austin, Esq.

E-mail: christopher.austin@ropesgray.com

Tel: +1-617-951-7303

Fax: +1-617-951-9050

[SIGNATURE PAGE TO SINOVAC SHARE PURCHASE AGREEMENT]

Disclosure Schedule

These Disclosure Schedules are furnished pursuant to the Share Purchase Agreement (the “Agreement”), dated as of January 22, 2008, between Sinovac Biotech Ltd. (the “Company”) and Sansar Capital Management, L.L.C. (the “Purchaser”).

The information and disclosures contained in any schedule comprising these Disclosure Schedules shall provide an exception to or otherwise qualify (i) the representations or warranties of the Company contained in the section of the Agreement corresponding by number to such disclosure and (ii) the other representations and warranties in the Agreement to the extent such disclosure reasonably appears to be applicable to such other representations or warranties.

The inclusion of any matter in the Schedules shall not be deemed to be an admission by the Company that such matter is material or that such matter is required to be included herein. The information provided herein is solely for the use of the Purchaser and nothing herein shall be deemed an admission against interest by the Company in favor of any third party.

The headings and descriptions of the disclosures herein are for convenience of reference only and are not intended and do not alter the meaning of any provision of the Agreement or of these Disclosure Schedules. Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

Disclosure Schedule

3.1(b) The Company owns 71.56% of Sinovac Biotech Co, Ltd. and 100% of Tangshan Yian Biological Engineering Co., Ltd.

3.1(c) The Company needs approval from the American Stock Exchange for the listing of additional shares in connection with the Purchased Shares.

3.1(g) The total number outstanding shares of the Company is 40,305,028 and the total number of shares reserved for options issuable under the Company’s share incentive plan is 1,513,000.

3.1(u) The Company did not conduct an assessment of its internal control for fiscal year 2006. However, the Company’s outside auditor concluded in a report to the Company’s audit committee that no material weaknesses in internal control over financial reporting were identified in connection with its audit of the Company’s 2006 consolidated financial statements.

3.1(z) The Company extended the annual shareholders’ meeting of 2007 to a date before April 30, 2008, which date is yet to be determined. The Company has notified the American Stock Exchange of the extension. The American Stock Exchange acknowledged receipt of the Company’s notice and informed the Company that any failure by the Company to hold the annual shareholders’ meeting before April 30, 2008 will cause AMEX to review the Company’s listing eligibility.

Exhibit A-1

Form Opinion of Company Counsel

1. The Purchase Agreement has been duly executed and delivered by the Company, and is the legally valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

2. The execution and delivery of the Purchase Agreement and the issuance and sale of the Common Shares by the Company to you pursuant to the Purchase Agreement do not on the date hereof:

(i) violate any federal or New York statute, rule or regulation applicable to the Company; or

(ii) require any consents, approvals, or authorizations to be obtained by the Company from, or any registrations, declarations or filings to be made by the Company with, any governmental authority under any federal or New York statute, rule or regulation applicable to the Company that have not been obtained or made.

3. The Company is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4. No registration of the Common Shares under the Securities Act of 1933, as amended, is required for the purchase of the Common Shares by you in the manner contemplated by the Purchase Agreement. We express no opinion, however, as to when or under what circumstances any Common Shares purchased by you may be reoffered or resold.1

[1]

With your consent, for purposes of the opinion rendered in paragraph 4, we have assumed that the representations and agreements made by each of you and the Company contained in the Purchase Agreement are accurate and have been and will be complied with.

Exhibit A-2

Form Opinion of Company’s Antigua Counsel

1. The Company has been duly incorporated and is in good standing under the laws of Antigua, with corporate power and authority to own its properties and conduct its business and to enter into and perform its obligations under the Purchase Agreement and consummate the transactions contemplated thereunder.

2. The Company has taken all corporate action that it needs to take to authorize the Company to enter into the Purchase Agreement and to perform its obligations thereunder.

3. The Purchase Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company; enforceable against the Company in the Relevant Jurisdiction in accordance with its terms, except where enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights or by the effect of general equitable principles.

4. The execution, delivery, performance, making or consummation by the Company of the Purchase Agreement and the consummation of the transactions contemplated thereby, do not and will not, whether with or without the giving of notice or lapse of time or both, violate (x) the charter or by-laws of the Company, (y) any applicable laws of Antigua or (z) any judgment, order, writ or decree applicable to the Company and known to such counsel of any government, government instrumentality or court in Antigua and Burbuda;

5. The issuance of all of the Purchased Shares to be issued under the terms of the Purchase Agreement has been validly authorized by the Company. All such shares are to be issued as fully paid and, if so issued, no calls for further payment may be made by the Company upon those shares or upon the holders of such shares solely by reason of their ownership of them.

6. No filing, authorization, approval, consent, license, order or decree of, any court or governmental agency or body in Antigua and Barbuda is necessary or required in connection with the due authorization, execution and delivery of the Purchase Agreement.

7. Provided the Purchaser is an Accredited Investor (as that term is defined in the Purchase Agreement), no disclosure document is required to be issued under the applicable Law in relation to the issue of the Purchased Shares to the Purchaser under the Purchase Agreement.

Exhibit A-3

Form of Secretary Certificate

SINOVAC BIOTECH LTD.

Certificate of Secretary

January     , 2008

The undersigned Secretary of Sinovac Biotech Ltd. (the “Company”), an Antigua corporation, hereby certifies as follows:

1. Reference is made to the Certificate of Secretary of the Company (the “Certificate”) delivered in connection with the execution and delivery of the Share Purchase Agreement dated January     , 2008, between the Company and Sansar Capital Management, L.L.C., a Delaware limited liability company (the “Purchaser”).

2. The copy of the Articles of Incorporation of the Company attached as Exhibit A to the Certificate is a true and complete copy thereof as in effect on [date] and at all times through the Closing Date.

3. The copy of the Bylaws of the Company attached as Exhibit B to the Certificate is a true and complete copy thereof as in effect on [date] and at all times through the Closing Date.

4. The resolutions attached as Exhibit C to the Certificate were duly adopted by the Board of Directors of the Company by unanimous consent on January 7, 2008, and such resolutions have not been amended or rescinded and remain in full force and effect as of the Closing Date.

5. Each of the following persons has been duly elected to and has at all times since January 1, 2007 through the Closing Date held the office set forth after his or her name, and the signature opposite his or her name is genuine:

Name	Office	Signature

[Officer Name 1]	[ ]

[Officer Name 2]	[ ]

Exhibit A-4

Form of Company Certificate

SINOVAC BIOTECH LTD.

Certificate

January     , 2008

The undersigned, [Officer Name 1], [Office] and [Officer Name 2], [Office], of Sinovac Biotech Ltd., an Antigua corporation (the “Company”), pursuant to Section 6.1(f) of the Share Purchase Agreement dated as of January __, 2008, by and between the Company and Sansar Capital Management, L.L.C., a Delaware limited liability company (the “Purchase Agreement”), do hereby certify in his or her respective capacity as [Office] and [Office], that the undersigned have been duly authorized and am presently serving in those respective capacities in accordance with the Bylaws of the Company and in connection with the execution and delivery of the Purchase Agreement and the consummation of the transactions contemplated thereby, and to the best of his or her knowledge after reasonable investigation (capitalized terms shall have the meanings ascribed to them in the Purchase Agreement):

(i) The representations and warranties in Section 3.1 of the Purchase Agreement are true and correct in all material respects as of the Closing Date (except to the extent that such representation or warranty speaks of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such date) as though made on and as of the Closing Date;

(ii) The Company has performed in all material respects all agreements and covenants required to be performed by it under the Purchase Agreement on or prior to the Closing Date;

(iii) No Order has been enacted, entered, promulgated or endorsed by any court or Governmental Authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(iv) Since the date of the Purchase Agreement, no event or series of event has occurred that resulted or would reasonably be expected to result in a Material Adverse Effect.

(v) As of the Closing Date, trading in the Common Shares has not been suspended by the Commission and trading in securities generally as reported by Bloomberg Financial Markets has not been suspended or limited, or minimum prices has not have been established on securities whose trades are reported by such service, or on any Trading Market, nor has a banking moratorium been declared either by the United States or New York State Governmental Authorities.

Exhibit A-5

Form of Purchaser Officer Certificate

SANSAR CAPITAL MANAGEMENT, L.L.C.

Officer’s Certificate

January     , 2008

The undersigned, [Officer Name 1], [Office] and [Officer Name 2], [Office], of Sansar Capital Management, L.L.C., a Delaware limited liability company (the “Company”), pursuant to Section 6.2(d) of the Share Purchase Agreement dated as of January __, 2008, by and between the Company and Sinovac Biotech Ltd., an Antigua corporation (the “Purchase Agreement”), do hereby certify in his or her respective capacity as [Office] and [Office] that the undersigned have been duly authorized and am presently serving in those respective capacities in accordance with the limited liability agreement of the Company and in connection with the execution and delivery of the Purchase Agreement and the consummation of the transactions contemplated thereby, and to the best of his or her knowledge after reasonable investigation (capitalized terms shall have the meanings ascribed to them in the Purchase Agreement):

(i) The representations and warranties in Section 3.2 of the Purchase Agreement are true and correct in all material respects as of the Closing Date (except to the extent that such representation or warranty speaks of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such date) as though made on and as of the Closing Date;

(ii) The Company has performed in all material respects all agreements and covenants required to be performed by it under the Purchase Agreement on or prior to the Closing Date;